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                                                                      Exhibit 12

                                                                  CONFIDENTIAL
                                LETTER AGREEMENT

                                October 13, 1999


Joseph M. Perl, Ph.D.
20300 Stevens Creek Blvd.
Cupertino, CA 95014

Dear Dr. Perl:

This letter, if accepted, sets forth the terms of your employment with DSP Communications, Inc. ("DSP") and/or Intel Corporation or any of its subsidiaries (collectively, the "Company"), after the time that Intel accepts shares for payment pursuant to the Offer as defined in the Agreement and Plan of Merger among DSP, Intel Corporation and CWC Acquisition Corporation ("Merger") and is contingent on the occurrence of the acceptance of such shares ("Assumption Time"). If you accept this offer, it would take effect as of that Assumption Time.

The terms of the Employment Agreement of Joseph M. Perl, Ph.D. with DSP made and entered into effective as of July 22, 1998 and as amended on June 1, 1999 ("Employment Agreement") and attached here as Exhibit A will continue to apply in all respects except as follows:

1. You shall remain an employee of DSP or the Company consistent with your current duties and responsibilities, but neither DSP nor the Company may obligate you to spend more than 5 hours on a noncumulative basis, until August 31, 2001 (the "Employment Period"). At the end of the employment period you will voluntarily terminate your employment and, notwithstanding Paragraph 7d. of your Employment Agreement, you shall not be entitled to any severance or consulting fee. You and the Company hereby agree that this Paragraph 1 constitutes notice of termination of employment under Paragraph 7a. of your Employment Agreement and that no further notice is required.

2. In consideration of the Company's agreement in Paragraph 1 above, and for other good and valuable consideration, the sufficiency of which is acknowledged by you and the Company, you hereby agree to replace Paragraph 6c. of the Employment Agreement with the Covenant Not to Compete attached hereto as Exhibit
B. In addition, you specifically acknowledge that your agreement to replace Paragraph 6c. with the Covenant Not to Compete set forth as Exhibit B was a material factor for the Company in its decision to enter into the Merger.

3. You agree to execute a proprietary information and inventions agreement, substantially in the form attached hereto as Exhibit C, but reasonably acceptable to you, which shall apply to any matter covered by any similar agreement between you and DSP and any additional documents as reasonably required by Intel Corporation memorializing the above terms.

4. You agree that there were no promises or commitments made to you regarding your employment with DSP or the Company except as set forth in the Employment Agreement or this Letter Agreement. You acknowledge that you have been given an opportunity to review this

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Letter Agreement prior to its execution, that you understand its contents, and that you have been given the opportunity to consult with an attorney.

5. You agree to pay back any loans made to you by DSP (as set forth on the attached Exhibit D) pursuant to the terms of such loans and agree that to the extent permitted by applicable law, that DSP or the Company may offset any amounts due and owing under such loans by any amounts due and owing under this Letter Agreement or the Employment Agreement. Notwithstanding the above, in no event may any loan(s) be repaid any later than the last day of your Employment Period.

6. This Letter Agreement may be amended or altered only in a writing signed by you and Intel Corporation. This Agreement shall be construed and interpreted in accordance with the laws of California. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

                                      INTEL CORPORATION,
                                      a Delaware corporation

                                      By:   /s/ ARVIND SODHANI
                                         --------------------------------------
                                         Name:  Arvind Sodhani
                                         Title: Treasurer

I agree to the terms and conditions in this Letter Agreement.

Date:  October 14, 1999
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/s/ JOSEPH PERL
--------------------------------------------
    Joseph Perl




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